EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

	Year		Year		Year		Year		Year		Year
	Ended		Ended		Ended		Ended		Ended		Ended
	December 31, 2010		December 31, 2009		December 31, 2008		December 31, 2007		December 31, 2006		December 31, 2005

Net Income	$15,627,834		$17,994,036		$16,282,037		$16,826,749		$15,194,281		$14,053,083
Add:
Interest on indebtedness	4,445,475		4,346,519		5,006,460		4,712,893		4,486,743		4,007,754
Amortization of financing costs	266,469		288,235		172,954		182,872		138,028		151,133

Earnings	$20,339,777		$22,628,790		$21,461,451		$21,722,514		$19,819,052		$18,211,970

Fixed charges and preferred stock dividends:
Interest on indebtedness	$4,764,709		$4,567,301		$5,564,105		$5,268,893		$4,684,743		$4,444,754
Amortization of financing costs	266,469		288,235		172,954		182,872		138,028		151,133

Fixed charges	5,031,178		4,855,536		5,737,059		5,451,765		4,822,771		4,595,887

Add:
Preferred stock dividends	-		-		-		-		-		-

Combined fixed charges and preferred stock dividends	$5,031,178		$4,855,536		$5,737,059		$5,451,765		$4,822,771		$4,595,887

Ratio of earnings to fixed charges	4.04	x	4.66	x	3.74	x	3.98	x	4.11	x	3.96	x